EXHIBIT 99.1

Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com

FINAL

Contact:

Mark Chung

Brooks Automation, Inc.

Telephone: (978) 262-2459

mark.chung@brooks.com

Brooks Automation Announces Modified ‘Dutch Auction’ Self-Tender Offer for Up to 6,060,000 Shares of Its Common Stock

CHELMSFORD, MA, May 31, 2007 – Brooks Automation, Inc. (Nasdaq: BRKS) today announced that its Board of Directors has authorized a modified “Dutch Auction” self-tender offer to purchase up to 6,060,000 shares of its common stock, representing approximately 8% of its approximately 75.8 million outstanding shares as of April 30, 2007. The tender offer will commence on June 1, 2007 and will expire at 11:59 p.m., Eastern Daylight Time, on June 28, 2007, unless extended by the Company. This action follows the closing of the Company’s recent sale of the Brooks Software Division, which generated proceeds to the Company that strengthened its cash assets. Following the sale of the Brooks Software Division, the Board determined that the best use for much of the cash generated in that transaction was to invest in Brooks through a share repurchase returning money to its shareholders.

In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price not less than $16.50 per share or more than $19.00 per share, net to the seller in cash, without interest. The high end of the price range represents approximately a 12.4% premium to the May 30, 2007 closing price of $16.90 per share.

Pursuant to the tender offer the Company’s directors and executive officers have advised that they do not intend to tender any shares in the tender offer.

“We believe our own stock represents an attractive investment opportunity, so we are investing in our future to enhance shareholder value,” said Edward C. Grady, president and chief executive officer of Brooks Automation. “We also believe that a tender offer provides an efficient way for shareholders to sell all or a portion of their shares as compared to market transactions. Our financial position remains solid, giving us the financial flexibility to support the levels of growth that we have been experiencing. We are taking this opportunity to leverage our financial position by initiating this repurchase program.”

Needham & Company, LLC will serve as dealer manager for the stock tender offer.

None of the Company’s management, its board of directors, the dealer manager, the information agent or the depositary is making any recommendation to stockholders as to whether to tender or

Creating Manufacturing Efficiency. Accelerating Your Profit.

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refrain from tendering their shares in the stock tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Shareholders should consult their financial and tax advisors in making this decision.

This press release is for informational purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of Brooks Automation common stock. The solicitation of offers to purchase shares of Brooks Automation common stock will be made only pursuant to the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal that the Company intends to distribute to holders of its common stock and file with the Securities and Exchange Commission (“SEC”) on the commencement date of the stock tender offer.

HOLDERS OF COMMON STOCK ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE STOCK TENDER OFFER.

Holders of common stock will be able to obtain these documents as they become available free of charge at the SEC’s website at www.sec.gov, or at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, holders of common stock may also request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting Georgeson, Inc., the Information Agent, by telephone or in writing.

About Brooks Automation, Inc.

Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.

Safe Harbor Statement under Section 21E of the Securities Exchange Act of 1934.

Some statements in this release may constitute forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our intention to purchase shares of the Company’s common stock and the manner in which that program will be effected. Factors that could cause results to differ from our expectations include the following: delays in effecting the repurchase plan described

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above, our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks’ Annual Report on Forms 10-K and 10-K/A, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.